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                                                               EXHIBIT 99.(e)(2)

                                 SUPPLEMENT TO
                             DISTRIBUTION CONTRACT


                        PIMCO Variable Insurance Trust
                           840 Newport Center Drive
                        Newport Beach, California 92660


                               _______________, 1998


PIMCO Funds Distributors LLC
2187 Atlantic Avenue
Stamford, CT  06902

  RE:  Equity Income Portfolio
       Small-Cap Value Portfolio
       Capital Appreciation Portfolio
       Mid-Cap Growth Portfolio
       Long-Term U.S. Government Portfolio
       Real Return Bond Portfolio

Dear Sirs:

  This will confirm the agreement between the undersigned (the "Trust") and PIMCO Funds Distributors LLC (the "Distributor") (formerly PIMCO Funds Distribution Company) as follows:

  1. The Trust is an open-end management investment company organized as a Delaware business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The Equity Income Portfolio, Small-Cap Value Portfolio, Capital Appreciation Portfolio, Mid-Cap Growth Portfolio, Long-Term U.S. Government Portfolio and Real Return Bond Portfolio (the "Portfolios") are each separate investment Portfolios of the Trust.

  2. The Trust and the Distributor have entered into a Distribution Contract (the "Contract") dated December 31, 1997, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

  3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Portfolios and the Distributor hereby acknowledges that the
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Contract shall pertain to the Portfolios, the terms and conditions of such
Contract being hereby incorporated herein by reference.

  4. This Supplement and the Contract shall become effective with respect to the Portfolios on _______________, 1998 and shall continue in effect for a period of more than one year from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust's Board of Trustees or, with respect to a portfolio, by the vote of a majority of the outstanding voting securities of such Portfolio (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Portfolio or the Distributor upon not more than 60 days' and not less than 30 days' written notice to the other party.

      If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                        Very truly yours,

                                        PIMCO VARIABLE INSURANCE TRUST

                                        By:  ___________________________________

                                        Title:

Accepted:

PIMCO Funds Distributors LLC

By:  ___________________________________

Title: